SECOND AMENDMENT TO THE
                       ATLANTA GAS LIGHT COMPANY LONG-TERM
                          STOCK INCENTIVE PLAN OF 1990

     This Second Amendment to the Atlanta Gas Light Company Long-Term Stock Incentive Plan (the "Plan") is made and entered into this 16th day of December, 1994, by the Atlanta Gas Light Company (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company sponsors the Plan to provide incentive and to encourage proprietary interest in the Company by its key employees, officers and inside directors; and

     WHEREAS, the Company believes that it is in the best interest of the Company and its employees to amend the Plan to provide for limited beneficiary designations and the extension of certain exercise periods; and

     WHEREAS, Section 10 of the Plan provides that the Company may amend the Plan at any time; and

     WHEREAS, the Board of Directors of the Company has adopted a resolution authorizing the amendment of the Plan;

     NOW, THEREFORE BE IT RESOLVED, that the Plan hereby is amended as follows:

     1. Section 3 of the Plan shall be amended by deleting that section in its entirety and substituting in lieu thereof the following section:

            3. Stock.

               The stock subject to the Stock Rights and other provisions of the Plan shall be authorized but unissued or reacquired shares of the $5.00 par value common stock of the Company (the "Common Stock"). Subject to readjustment in accordance with the provisions of
               Section 8, the total number of shares of the Common Stock for which Stock Rights may be granted to persons participating in the Plan shall not exceed in the aggregate 800,000 shares of Common Stock, less any shares used as payment for SAR's pursuant to
               Section 6(a). Notwithstanding the foregoing, shares of Common Stock allocable to the unexercised portion of any expired or terminated Option may become subject to Stock Rights under the Plan. Stock not subject to Stock Rights includes (i) shares of Restricted Stock which are forfeited for any reason and (ii) shares used in payment of the Option price for any Option under the Plan.

     2. Section 5(j)(ii) of the Plan shall be amended by deleting that subsection in its entirety and substituting in lieu thereof the following subsection:

          (ii) Upon an Optionee's retirement with the Company's consent or the termination of an Optionee's employment due to disability, as determined by the Committee in its sole discretion, any Option or unexercised portion thereof granted to him which is otherwise exercisable shall terminate on and shall not be exercisable after 12 months from the date of the Optionee's retirement with the consent of the Company or after 3 months from the date of the Optionee's termination due to disability; provided, any ISO or unexercised portion thereof which remains unexercised on the date three months after the date on which such Optionee ceases to be an employee of the Company and any Subsidiary shall convert to a Non-ISO for the remainder of its exercise period. Notwithstanding the above, the Committee may provide in the Option Agreement that such Option or any unexercised portion thereof shall terminate sooner. An Option shall be exercisable in accordance with its terms and only for the number of shares exercisable on the date such


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                           Optionee's employment ceases.

     3. Section 5(j)(iii) of the Plan shall be amended by deleting that subsection in its entirety and substituting in lieu thereof the following subsection:

          (iii)In the event of the death of the Optionee while he or she is an employee of the Company or a Subsidiary or within 3 months after the date on which such Optionee's employment terminated due to retirement with the Company's consent or due to disability, as determined by the Committee in its sole discretion, any Option or unexercised portion thereof granted to him or her may be exercised by his or her beneficiary, as designated pursuant to the provisions of Section 5(p) of the Plan, at any time prior to the expiration of 1 year from the date of death of such Optionee, but in no event later than the date of expiration of the option period; provided, the Committee may provide in any Option Agreement that such Option or any unexercised portion thereof shall terminate sooner. Any exercise by a designated beneficiary of the Optionee shall be effected pursuant to the terms of this
               Section 5 as if such designated beneficiary were the named Optionee.

     4. A new Section 5(p) shall be added to the Plan as follows:

          (p) Designation of Beneficiary. Each Optionee shall be permitted to name one person as -------------------------- beneficiary for each Option he or she is granted under the Plan. The designated beneficiary shall have the rights described in Section 5(j)(iii) of the Plan. Each Optionee shall be provided a beneficiary designation form by the Committee and may designate one individual as beneficiary for each Option, and that form should be completed and returned to the Committee. If no completed beneficiary designation form has been received by the Committee for an Option upon the death of the Optionee, the executor or administrator of the Optionee's estate shall be considered the Optionee's designated beneficiary for that Option.

     5. The amendments contained in this Second Amendment to the Plan shall be considered effective for all Options granted after January 1, 1994. In addition, the amendments made by Items 2, 3 and 4 above shall be considered applicable to all Options (and their respective option agreements) granted under the Plan prior to that date, retroactive to the initial effective date of the Plan, November 3, 1989.

     6. Except as specifically set for herein, the terms of the Plan shall remain in full force and effect.


     IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed by its duly authorized officer as of the date first above written.

                                             ATLANTA GAS LIGHT COMPANY


                                             BY:   /s/ Robert L. Goocher
                                                   Executive Vice President-
                                                   Business Support and Chief
                                                   Financial Officer
                                                                        A.26045


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